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                                                                   EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Evans Bancorp, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Evans Bancorp, Inc. for the 1999 Stock Option and Long-Term Incentive Plan of our report dated March 8, 2005, with respect to the consolidated balance sheets of Evans Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Evans Bancorp, Inc.

KPMG LLP

Buffalo, New York
March 28, 2005